EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-106276, 333-116602, 333-48726, 333-96623, 333-65964, 333-127299, 333-136408, and 333-141383) pertaining to the SupportSoft, Inc. Amended and Restated 1998 Stock Option Plan, the SupportSoft, Inc. 2000 Omnibus Equity Incentive Plan and the SupportSoft, Inc. 2000 Employee Stock Purchase Plan of our reports dated March 10, 2009, with respect to the consolidated financial statements of SupportSoft, Inc., and the effectiveness of internal control over financial reporting of SupportSoft, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/    ERNST & YOUNG LLP

San Jose, California

March 10, 2009